Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Columbia Laboratories Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 25, 2008 relating to our audits of the consolidated financial statements and the financial statement schedule for the year ended December 31, 2007, the restatement adjustments to the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, and the internal control over financial reporting for the year ended December 31, 2007 which are included in the Annual report on Form 10K filed with the Securities and Exchange Commission on March 28, 2008. Our report dated March 25, 2008 included an explanatory paragraph that effective January 1, 2007 Columbia Laboratories, Inc. adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”.

Our report dated March 25, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Columbia Laboratories, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

McGLADREY & PULLEN, LLP

New York, New York

June 24, 2008